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                              EXHIBIT 23.1



                      CONSENT OF COOPERS & LYBRAND L.L.P.


We consent to the incorporation by reference in the Registration Statement of ADAC Laboratories on Form S-8 pertaining to the Employee Stock Purchase Plan (1994) of our reports dated November 4, 1997 on our audits of the consolidated financial statements and financial statement schedule of ADAC Laboratories as of and for each of the three fiscal years in the period ended September 28, 1997, appearing in the Annual report on Form 10-K of ADAC Laboratories for the fiscal year ended September 28, 1997, filed with the Securities and Exchange Commission pursuant to the Securities Act of 1934.



                                  /s/ COOPERS & LYBRAND L.L.P.


San Jose, California
May 28, 1998